Loan No. 700218 and 700218A	EXHIBIT 10.3
LOAN AGREEMENT
     THIS LOAN AGREEMENT (the “Agreement”) is made as of this 7th day of February, 2008, by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (the “Borrower”), JBSS PROPERTIES, LLC, an Illinois limited liability company (“JBSS”), and TRANSAMERICA LIFE INSURANCE COMPANY, an Iowa corporation, its successors and assigns (the “Lender”).
RECITALS
     A. Under the terms of that certain Second Revised Agricultural Mortgage Loan Application/Commitment dated January 31, 2008 (the “Commitment"), AEGON USA Realty Advisors, Inc. (“AEGON”), as agent for Lender, agreed to fund a loan to the Borrower in the aggregate original principal amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00) to be apportioned in two (2) separate tranches (the “Loan”).
     B. Pursuant to the Commitment, and to evidence the Loan, the Borrower has executed and delivered to Lender (i) a Promissory Note in the original principal amount of Thirty-Six Million and 00/100 Dollars ($36,000,000.00) (the “Tranche A Note”), and (ii) a Promissory Note in the original principal amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Tranche B Note”), each dated as of even date herewith (the Tranche A Note and Tranche B Note are collectively hereinafter referred to as the “Notes”).
     C. In accordance with the terms of the Commitment, the Notes are secured by the following instruments dated as of even date herewith (each, a Mortgage” and collectively, the “Mortgages”):
(1)	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower for the benefit of Lender and encumbering certain property situated in Merced County, California;

(2)	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower for the benefit of Lender and encumbering certain property situated in Northampton County, North Carolina;

(3)	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing executed by Borrower for the benefit of Lender and encumbering certain property situated in Kane County, Illinois; and

(4)	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing executed by JBSS for the benefit of Lender and encumbering certain property situated in Kane County, Illinois (the “JBSS Mortgage”).
The Mortgages collectively encumber or convey as security for the Loan certain real property identified in Exhibit A attached hereto (each such parcel being referred to as a “Parcel,” and all such Parcels being referred to collectively as the “Real Property”), together with certain fixtures and other personal property used in connection therewith or located thereon, as more particularly described in the Mortgages.
     D. Borrower owns all of the issued and outstanding membership interests in JBSS.
     E. This Agreement is executed pursuant to the Commitment, is secured by each of the Security Instruments defined herein and sets forth various terms, covenants, conditions and understandings of the Borrower, JBSS and the Lender with regard to the Loan.
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, JBSS and the Lender hereby agree as follows.
AGREEMENT
1. DEFINITIONS
     “Closing Date” means the date the Lender initiates the transfer of funds in disbursement of the Loan.
     “Collateral” means any real, personal or intangible property that is encumbered to secure the Loan at the time any particular reference to that term is made.
     “Default or “Event of Default” shall have the meaning given such term in Section 7.2 hereof.
     “Excess Elgin Property” means the real property, improvements and personal property encumbered by the JBSS Mortgage.
     “Indebtedness” means all sums that are owed or become due from Borrower or JBSS to Lender pursuant to the terms of the Notes or any of the other Loan Documents to which Borrower or JBSS is a party.
     “Liabilities” means any debt or obligation of the Borrower as defined and calculated under generally accepted accounting principles.

     “Loan Documents” means this Agreement, the Notes, the Mortgages, assignments, indemnities and other documents executed by the Borrower or JBSS in connection with or to evidence or secure the Indebtedness, as amended or modified in writing from time to time.
     “Maturity Date” means March 1, 2023.
     “Net Worth Requirement” means a minimum net worth of One Hundred Ten Million and 00/100 Dollars ($110,000,000.00).
     “Notice” means a notice given in accordance with the provisions of Section 7.3 of this Agreement.
     “Security Instruments” means the Mortgages and other documents encumbering any Collateral as security for the Indebtedness.
     Any capitalized term in this Agreement not otherwise defined in this Section or in the recitals or any other Section of this Agreement shall have the meaning given to it in the Mortgages.
2. AGREEMENTS REGARDING THE LOAN
     2.1 Agreements to Borrow and Repay. The Borrower agrees to borrow the proceeds of the Loan in accordance with the terms of this Agreement and the other Loan Documents. The Borrower agrees to pay the monthly installments of principal and interest on the Loan by making payments under the Notes as more specifically provided therein.
     2.2 Cross Default. Any Default or Event of Default under and as such terms are used in any of the Loan Documents entered into by the Borrower or JBSS shall constitute a Default under this Agreement. Any Default under this Agreement shall constitute a Default or Event of Default, as applicable, under each of the Notes and the respective Loan Documents entered into by the Borrower or JBSS.

     2.3 Cross Collateralization. The Borrower and JBSS agree that the Security Instruments executed and delivered by it in connection with the making of the Loan secure the Indebtedness under both of the Notes.
     2.4 Deposit Account. Prior to the Closing Date, and as a condition to the disbursement of the Loan, the Borrower shall establish a demand deposit account with a bank reasonably acceptable to Lender (the “Deposit Account”), as required and for the purposes set forth in the Mortgages. Within five (5) business days following the Closing Date, Borrower shall cause the security interest granted by Borrower in the Deposit Account pursuant to the Mortgages to be perfected by affording Lender control of the Deposit Account within the meaning of Section 9104 of the Uniform Commercial Code in effect in the jurisdiction under which perfection is governed.
3. CONSEQUENCES OF LOAN STRUCTURE
     3.1 Cross Collateralization and Default. The Borrower and JBSS understand and agree that:
          (a) unless and to the extent otherwise released by the Lender in writing, the Collateral pledged by the Borrower and JBSS will secure the entire amount of the Loan under the Notes and, except as otherwise stated therein, the other Loan Documents;
          (b) a Default or Event of Default by the Borrower under either of the Notes or by the Borrower or JBSS under any of the Security Instruments or other Loan Documents evidencing or securing any portion of the Loan will also constitute a Default or Event of Default, as applicable, under all of the Loan Documents and each of the Notes;
          (c) a result of the cross-collateralization and cross-default of each of the Notes evidencing the Loan is that all of the Collateral, regardless of the form by which it is encumbered, shall be security for the repayment of the Notes, and shall be available to satisfy the obligations incurred in connection with the entire Loan and each Note; and
          (d) a Default or Event of Default under either of the Notes or Security Instruments evidencing or securing the Loan could result in the judicial or nonjudicial sale of some or all of the Collateral for the Loan, and the application of the proceeds from such sale to complete or only partial satisfaction of the obligations of the Borrower under either of the Notes or Security Instruments.
     3.2 Equivalent Value. Because of the business relationship and common ownership among the Borrower and JBSS there is a community of interests among the parties such that the benefits of the Loan and each of the Notes evidencing the Loan also benefits JBSS. The benefit of the Loan to JBSS constitutes the reasonably equivalent value of the aggregate transfers made and the aggregate obligations incurred by either the Borrower or JBSS in connection with the Loan.

     3.3 Use of Loan Proceeds. The proceeds of the Loan will be used solely for business or commercial purposes.
     3.4 Loan and Collateral Structure. After diligent inquiry, the Borrower and JBSS have determined:
          (a) the interest rate and repayment terms of the Loan are more favorable than those any could have obtained without the cross-collateral and cross-default features of the Loan; and
          (b) the Loan and Collateral structure is beneficial to the Borrower’s interest and the interests of JBSS.
     3.5 Solvency. Neither the Borrower nor JBSS is insolvent as of the date of this Agreement. Neither the Borrower nor JBSS will become insolvent as a result of the obligations incurred by Borrower and JBSS under this Agreement, the Notes and the other Loan Documents. Neither the Borrower nor JBSS is, nor are the Borrower or JBSS about to be, engaged in a business or transaction for which the Borrower or JBSS will have an unreasonably small amount of capital after the closing of the Loan. Neither the Borrower nor JBSS have incurred, or contemplates incurring, debts beyond its ability to pay as such debts become due.
     3.6 Intent. The liens and security interests granted and obligations incurred by the Borrower and JBSS pursuant to the Loan Documents in connection with the Loan are not made with the intent to hinder, delay or defraud any person to which the Borrower nor JBSS was, is, or hereinafter will become, indebted.
4. REPRESENTATIONS AND COVENANTS
     4.1 Borrower’s Representations and Warranties. The Borrower represents and warrants as follows:
          (a) The Loan Documents, when delivered hereunder, are the legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.
          (b) All financial statements, and the related statements of income Borrower has furnished to Lender, are complete and correct and fairly present in all material respects the Borrower’s financial condition as of the dates and the periods covered by such statements. To the best of its knowledge, Borrower has no fixed Liabilities, or contingent material Liabilities other than those reflected in the financial statements or in the footnotes thereto.
          (c) No factual information, exhibit, or report that Borrower has furnished to Lender in connection with the negotiation of the Loan Documents or the issuance of the Commitment contains any material misstatement of fact or omits any material fact or any fact necessary to make the statement contained therein not materially misleading.

          (d) Borrower has filed all required tax returns (federal, state, and local) and has paid all taxes, assessments, governmental charges and levies due thereon, including interest and penalties, except (i) to the extent Borrower is currently contesting in good faith any such tax, assessment, charge or levy; or (ii) to the extent the failure to file such returns or pay the related taxes, assessments, governmental charges and levies due thereon does not create any lien on the Property and does not and will not materially adversely affect the financial condition, operations or business of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Loan Documents.
          (e) Borrower is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which Borrower is a party which in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Loan Documents.
          (f) To the Borrower’s knowledge after due inquiry, there is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental authority, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of Borrower to perform its obligations under this Agreement or the Loan Documents.
          (g) None of the Collateral is subject to any leases, subleases, rental contracts or rental agreements except as reflected in the rent roll certified by Borrower to Lender as of the date of this Agreement.
          (h) The Property and the uses to be made thereof are in material compliance with all applicable building codes, zoning ordinances and other laws, ordinances and regulations, and Borrower is unaware of any pending or threatened action to change, alter or amend the existing zoning or land use entitlements in effect with respect to the Property.
     4.2 JBSS’ Representations and Warranties. JBSS represents and warrants as follows:
          (a) The Loan Documents to which JBSS is a party, when delivered hereunder, are the legal, valid, and binding obligations of JBSS enforceable against JBSS in accordance with their respective terms.
          (b) JBSS is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which JBSS is a party which in any one case or in the aggregate, materially adversely affect the operation of the Excess Elgin Property or the ability of JBSS to perform its obligations under this Agreement or the Loan Documents.
          (c) To JBSS’ knowledge after due inquiry, there is no pending or threatened action or proceeding against or affecting JBSS before any court, governmental authority, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the operation of the Excess Elgin Property or the ability of JBSS to perform its obligations under this Agreement or the Loan Documents.
          (d) None of the Excess Elgin Property is subject to any leases, subleases, rental contracts or rental agreements.
          (e) The Excess Elgin Property and the uses to be made thereof are in material compliance with all applicable building codes, zoning ordinances and other laws, ordinances and regulations, and JBSS is unaware of any pending or threatened action to change, alter or amend the existing zoning or land use entitlements in effect with respect to the Excess Elgin Property, other than as anticipated in that certain Purchase and Sale Agreement dated January 11, 2008 executed between JBSS and Shorewood Property Investments, LLC (the “Elgin Purchase Contract”).
     4.3 Borrower’s Additional Agreements. The Borrower agrees that it will not make or incur any liability to make any distributions and/or dividends if a Default or Event of Default exists under the Loan Documents or if such distributions would give rise to an Event of Default.
     4.4 Net Worth Covenant. At all times during the term of the Loan, Borrower shall maintain a net worth at least equal to the Net Worth Requirement.
5. PARTIAL RELEASES
     Borrower may request up to four (4) partial releases of portions of the Property (each, a “Partial Release”), during the term of the Loan in connection with the non-collusive, arms-length cash sale of such parcel to a bona fide third party (each, herein, a “Release Parcel”) subject to the prior satisfaction of the following terms and conditions:
     5.1 Request. Borrower shall submit a formal written request for a Partial Release (the “Request”) not less than thirty (30) days prior to the date upon which Borrower desires to close on the Partial Release. The Request shall be sufficiently detailed so as to allow Lender to evaluate the merits of the Partial Release and allow Lender adequate time to process the Partial Release.
     5.2 No Default. No Default or Event of Default shall exist under any of the Loan Documents, either at the time of the request for the Partial Release or the closing of the Partial Release, and the Partial Release will not cause an Event of Default under any of the Loan Documents.
     5.3 Remaining Property. Borrower shall provide, at Borrower’s sole expense, title insurance endorsements which insure the continued first priority lien of the applicable Mortgages on the property remaining after the Partial Release (the “Remaining Property”), and which insure that the Remaining Property is comprised of separate legal lot or lots. Lender shall have the right to require updated appraisals of the Remaining Property to support the necessary valuation, at Borrower’s cost.

     5.4 Costs and Expenses. Borrower shall pay all of Lender’s reasonable outside counsel fees and other costs, if any, in processing and documenting the Partial Release (including any necessary amendments to the Loan Documents and title endorsement premiums).
     5.5 Consent of Other Lenders. The written consent to the Partial Release from the holder of any other liens or security interests against the Collateral subject to such Partial Release shall be obtained prior to the Partial Release.
     5.6 Independence of Remaining Property. Borrower, at its sole cost and expense, shall provide updated surveys showing any new easements created for the benefit of the Remaining Property (with the parcel to be released and the Remaining Property consisting of separate and independent legal and tax parcels approved by the responsible taxing and zoning authorities), and such other information or reports as Lender may reasonably require to document that there has been no other impairment to the use, operation or value of the Remaining Property.
     5.7 Functionality. The Remaining Property must have legal, insurable access for ingress, egress and functionality and meet all applicable legal requirements following the Partial Release. The release of the Partial Release property shall not otherwise impair the use, operation or value of the Remaining Property
     5.8 Servicing Fee. Borrower shall pay Lender a servicing fee of Five Thousand and 00/100 Dollars ($5,000.00) to process each Partial Release. This fee is fully earned regardless of whether or not the Partial Release closes. The fee must accompany the Request.
     5.9 Proceeds of Release. Concurrently with the Partial Release, Borrower shall pay to Lender from the proceeds of the applicable Partial Release (the “Partial Release Proceeds”), for application to the outstanding principal balance of the Loan, in cash, an amount equal to the greater of: (a) fifty percent (50%) of the net proceeds from the sale of the property subject to the Partial Release, and (b) sixty-five percent (65%) of the original appraised value of the property subject to the Partial Release. Any applicable prepayment premium under the terms of the Tranche A Note shall also be paid to Lender.
     5.10 Application of Prepayment Proceeds. The Partial Release Proceeds shall be applied first to the applicable prepayment premium calculated in accordance with the Note, if any, with respect to the principal reduction of the Loan and then to the principal balance of the Loan. No Partial Release or prepayment shall affect the regularly scheduled installments of principal and interest then due under the Notes. All prepayments made in connection with the Loan shall be applied first (i) to the Tranche B Note, and (ii) then to the Tranche A Note and the applicable prepayment premium.
     5.11 Partial Release of Excess Elgin Property. Any release of the Excess Elgin Property prior to January 1, 2009 or as a result of the conveyance under the Elgin Purchase Contract shall not be considered one of the Partial Releases subject to this Section 5 and shall be governed by the provisions of Section 6 below. If the conditions to the release of the Excess

Elgin Property set forth in Section 6 have not been satisfied by January 1, 2009 or if the Elgin Purchase Contract is terminated prior to January 1, 2009, then Lender shall be entitled to request JBSS to obtain an independent full narrative appraisal report estimating the market value of the Excess Elgin Property. The appraisal shall be prepared by an independent appraiser certified in the state of Illinois and a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice established by The Appraisal Standards Board of the Appraisal Foundation. Such appraiser will be required to use the procedure for the appraisal of the Excess Elgin Property as that used for the balance of the Real Property at the time of the origination of the Loan, including the required assumptions and limiting conditions.
6. PARTIAL RELEASE OF EXCESS ELGIN PROPERTY/ESCROW ACCOUNT
     6.1 Partial Release of Excess Elgin Property. JBSS may request the release of the Excess Elgin Property (the “JBSS Release”) in connection with the sale of the Excess Elgin Property under the Elgin Purchase Contract prior to January 1, 2009, and Lender will provide such release, subject to the prior satisfaction of the following terms and conditions:
               (a) JBSS shall submit a formal written request for the JBSS Release (the “JBSS Request”) not less than five (5) days prior to the date upon which JBSS desires to close on the JBSS Release. The JBSS Request shall be sufficiently detailed so as to allow Lender adequate time to process the JBSS Release.
               (b) JBSS or Borrower shall pay all of Lender’s reasonable outside counsel fees and other costs, if any, in processing and documenting the JBSS Release (including any necessary amendments to the Loan Documents and title endorsement premiums).
               (c) Concurrently with the JBSS Release, JBSS shall pay to Lender from the proceeds of the JBSS Release or otherwise (the “JBSS Release Price”), for deposit in cash, in the Cash Collateral Account defined below, an amount equal to the sum of Nine Million Dollars ($9,000,000). Lender shall be entitled to instruct the escrow holder in the sale of the Excess Elgin Property to remit the JBSS Release Price directly to Lender from escrow.
Any request for the release of the Excess Elgin Property submitted to Lender other than in connection with the sale of the Excess Elgin Property under the Elgin Purchase Contract shall be subject to the satisfaction of the conditions set forth in Section 5 above.
     6.2 Funding of Escrow Account. In the event that the Excess Elgin Property is sold by JBSS pursuant to the Elgin Purchase Contract prior to January 1, 2009, the Borrower and JBSS shall cause the JBSS Release Price (the “Proceeds”) to be deposited with Lender concurrently with the JBSS Release to be held in an account (the “Cash Collateral Account”) maintained by Lender or an affiliate of Lender. The Cash Collateral Account may be maintained as an accounting entry and may or may not be commingled with Lender’s or such affiliate’s general funds. So long as the Cash Collateral Account is retained by Lender or an affiliate of Lender, and until the earlier of such time as the Proceeds are (a) disbursed to JBSS, or (b)

applied against the Loan pursuant to this Agreement, the Proceeds shall bear interest at a rate equal to the yield of a 3-month U.S. Government Securities/Treasury Constant Maturities for the week before the commencement of the interest accrual period, as reported by the Federal Reserve statistical release H.15 (519), and such interest shall accrue for the benefit of JBSS (the “Account Interest”).
     6.3 Application or Disbursement of Escrow Funds. As of January 1, 2009, the Lender shall have the right, in its sole and absolute discretion, to apply the Proceeds or any portion thereof to the outstanding principal balance of the Loan. Such funds shall be applied to the Tranche B Note until it is fully paid. In such event, and so long as no Default exists, the Account Interest and any remaining portion of the Proceeds shall be paid to JBSS. If Lender does not elect to apply the Proceeds to the Loan, it may elect to retain the Proceeds and the Account Interest in the Cash Collateral Account for such additional period of time as deemed prudent in its sole and absolute discretion. Following the occurrence of a Default, Lender shall be entitled to apply the Proceeds and the Account Interest to the Loan in such order as Lender may determine in its discretion.
     6.4 Security Interest. As additional security for the Loan and Borrower’s and JBSS’ performance of their obligations under this Agreement, Borrower and JBSS hereby grant to Lender exclusive control of and a first priority security interest in the Cash Collateral Account, the Proceeds and Account Interest and all interest thereon and proceeds thereof, whether characterized as accounts, deposit accounts, chattel paper, securities accounts, instruments, investment property, general intangibles, proceeds or money as those terms are used in Article 9 of the Uniform Commercial Code in effect in the State of Illinois, as amended from time to time, and all of Borrower’s and JBSS’ tangible and intangible rights and interests related thereto, and the proceeds thereof.
7. MISCELLANEOUS
     7.1 Applicable Law. This Agreement shall be interpreted, construed, applied, and enforced according to, and will be governed by, the laws of the State of Illinois, without regard to any choice of law principles which, but for this provision, would require the application of the law of another jurisdiction and regardless of where executed or delivered, where any given Parcel is located, where the Notes are payable or paid, where any cause of action accrues in connection with this transaction, where any action or other proceeding involving this Agreement is instituted or pending, and whether the laws of any jurisdiction in which a Parcel is located would otherwise apply the laws of another jurisdiction, except as otherwise set forth in the Loan Documents.
     7.2 Default. A Default or Event of Default shall exist under this Agreement (i) if a “Default” (as defined in the Mortgages) has occurred under either of the Notes, the Mortgages or any of the other Loan Documents; (ii) if the Lender discovers that the Borrower or JBSS has unintentionally made any material misrepresentation that is capable of being cured, unless the Borrower or JBSS promptly commences and diligently pursues a cure of the misrepresentation approved by the Lender, and completes the cure within one hundred twenty (120) days, with any such cure placing the Lender in the risk position that would have existed had the false representation been true when made; or (iii) if the Borrower or JBSS fails to observe any promise or covenant made in this Agreement, unless the failure results in a Default described in Section 9.1 or 9.2 of the Mortgages, provided the Lender delivers written Notice to the Borrower of the existence of such an act, omission or circumstance, and that such an act, omission or circumstance shall constitute a Default under the Loan Documents unless the Borrower promptly or JBSS initiates an effort to cure the potential Default, pursues the cure diligently and continuously, and succeeds in effecting the cure within one hundred twenty (120) days of the date it is given Notice. The Lender shall afford the Borrower or JBSS, as applicable, an additional period of one hundred twenty (120) days in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Borrower and JBSS have the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Agreement shall run concurrently with any notice or cure periods provided by law and in any of the other Loan Documents. This Agreement is secured by each of the Security Instruments and all of the Collateral.
     7.3 Notices. In order for any demand, consent, approval or other communication to be effective under the terms of this Agreement, Notice must be provided to the address and in the manner stated in the Mortgages.
     7.4 Successors and Assigns. The terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.
     7.5 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Agreement shall operate, or would prospectively operate, to invalidate this Agreement, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect, and shall not affect any other provision of this Agreement which other provisions shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.
     7.6 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding among Lender, Borrower and JBSS and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including the Commitment. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     7.7 Amendment. This Agreement may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments executed by Borrower, JBSS and Lender. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall be null and void.
     7.8 Liability of JBSS. The parties hereto acknowledge and agree that the liability of JBSS for the obligations arising under the Loan is limited to the interest of JBSS in the Excess Elgin Property, the Proceeds and the related assets encumbered by the JBSS Mortgage. The release of the JBSS Mortgage shall also release JBSS from any further liability to Lender under the Loan Documents.
     7.9 Suretyship Waivers. JBSS hereby waives and releases any suretyship waivers or defenses available under applicable law, including without limitation (i) until such time as the Loan has been indefeasibly paid in full or the JBSS Mortgage has been released, all rights of subrogation, reimbursement, indemnification and contribution, (ii) all rights and defenses with respect to its obligations under the Loan Documents by reason of any election of remedies by Lender, and (iii) all rights and defenses arising because the Loan is secured by real property owned by Borrower. JBSS’ obligations under the Loan Documents shall not be impaired or affected by: (a) any renewal, extension, modification, agreement, or stipulation between Lender and Borrower, or their respective successors and assigns, with respect to the Loan Documents; (b) Lender’s waiver of or failure to enforce any of the terms, covenants, or conditions contained in the Loan Documents or any modification of the Loan Documents; and/or (c) any release of any real or personal property or other security then held by Lender for the payment of the Indebtedness or performance of the obligations set forth in the Loan Documents. The liability of JBSS under the Loan Documents is not conditional or contingent on the genuineness, validity, regularity or enforceability of the Loan Documents or the pursuit by Lender of any remedies Lender now has or may hereafter acquire with respect to the Loan Documents. JBSS waives any duty on the part of Lender to disclose to JBSS any facts it may now or hereafter know about Borrower, regardless of whether Lender has reason to believe any such facts materially increase the risk beyond that which JBSS intends to assume, or has reason to believe that such facts are unknown to JBSS, or has a reasonable opportunity to communicate such facts to JBSS; it being understood and agreed that JBSS is fully responsible for being and keeping informed of the financial condition of Borrower and of all circumstances bearing on the risk of nonpayment of the Indebtedness. Until such time as either the Indebtedness is paid in full or the Excess Elgin Property released from the JBSS Mortgage, JBSS subordinates any liability or indebtedness of Borrower held by JBSS to the obligations of Borrower to Lender under any of the Loan Documents.
     7.10 Sole Benefit. This Agreement and the other Loan Documents have been executed for the sole benefit of the Borrower, JBSS and the Lender and the successors and assigns of the Lender. No other party shall have rights thereunder or be entitled to assume that the parties thereto will insist upon strict performance of their mutual obligations hereunder, any of which may be waived from time to time. Neither the Borrower nor JBSS shall have any right to assign any of its rights under the Loan Documents to any other person.

     7.11 Interpretation/Headings and General Application. The section, subsection, paragraph and subparagraph headings of this Agreement are provided for convenience of reference only and shall in no way affect, modify or define, or be used in construing, the text of the sections, subsections, paragraphs or subparagraphs. If the text requires, words used in the singular shall be read as including the plural, and pronouns of any gender shall include all genders.
     7.12 Reference to Particulars. Unless the relevant provision of a Loan Document contains specific language to the contrary, the term “include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”
     7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Borrower, JBSS and the Lender have caused this Agreement to be duly executed as of the date first above written.

BORROWER: JOHN B. SANFILIPPO & SON, INC., a Delaware corporation
By:	/s/ Michael J. Valentine
Michael J. Valentine
Its Chief Financial Officer and Group President

JBSS: JBSS PROPERTIES, LLC, an Illinois limited liability company
By:	/s/ Michael J. Valentine
Michael J. Valentine
Its Duly Authorized Signatory

LENDER: TRANSAMERICA LIFE INSURANCE COMPANY, an Iowa corporation
By:	/s/ Thomas J. Schefler
	Printed Name:	Thomas J. Schefler
Title: Vice President